Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-206120) pertaining to the Sunrun Inc. 2015 Equity Incentive Plan, Sunrun Inc. 2015 Employee Stock Purchase Plan, Sunrun Inc. 2014 Equity Incentive Plan, Sunrun Inc. 2013 Equity Incentive Plan, Sunrun Inc. 2008 Equity Incentive Plan, and Mainstream Energy Corporation 2009 Stock Plan of Sunrun, Inc. of our report dated March 10, 2016, with respect to the consolidated financial statements of Sunrun, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Francisco, California

March 10, 2016